Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Therma-Wave, Inc.

      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Therma-Wave, Inc. and its subsidiaries at March 30, 2003 and March 31, 2002, and the results of their operations and their cash flows for each of the three years in the period ended March 30, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 16(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, during the year ended April 1, 2001 the Company changed its method of recognizing revenue.

PricewaterhouseCoopers LLP

San Jose, California

May 28, 2003, except as to the Liquidity section of Note 1,
which is as of October 29, 2003

THERMA-WAVE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31,

	2003	2002

ASSETS
Current assets:
Cash	$13,695	$46,484
Short-term investments	—	12,575
Restricted cash	1,064	—
Accounts receivable, net of allowance for doubtful accounts of $1,553 and $2,024 at March 31, 2003 and 2002, respectively	13,822	15,635
Inventory	22,146	34,677
Other current assets	1,657	3,415

Total current assets	52,384	112,786
Property and equipment, net	9,004	14,041
Goodwill and other intangible assets, net	1,811	70,096
Other assets	4,504	4,723

Total assets	$67,703	$201,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,148	$6,297
Accrued liabilities	15,589	15,983
Deferred revenues	11,138	9,493

Total current liabilities	28,875	31,773
Long-term debt	—	16
Deferred rent and other	2,490	2,358

Total liabilities	31,365	34,147

Commitments and contingencies (Note 7)
Stockholders’ equity:
Common stock, $0.01 par value; 75,000,000 shares authorized; 29,360,026 shares issued and 29,090,515 shares outstanding at March 31, 2003; 29,090,118 shares issued and outstanding at March 31, 2002	293	291
Additional paid-in capital	322,048	321,466
Treasury stock, 269,511 shares at March 31, 2003 at cost	(437)	—
Notes receivable from stockholders	(196)	(200)
Accumulated other comprehensive loss	(1,334)	(1,790)
Deferred stock-based compensation	(1,107)	(2,943)
Accumulated deficit	(282,929)	(149,325)

Total stockholders’ equity	36,338	167,499

Total liabilities and stockholders’ equity	$67,703	$201,646

The accompanying notes are an integral part of these consolidated financial statements.

THERMA-WAVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Fiscal Years Ended March 31,

	2003	2002	2001

Net revenues
Product	$28,515	$63,793	$178,379
Service and parts	20,705	18,144	19,820

Total net revenues	49,220	81,937	198,199
Cost of revenues (including stock-based compensation of $33,000, $16,000 and $0)	55,061	65,414	101,421

Gross profit (loss)	(5,841)	16,523	96,778

Operating expenses:
Research and development (excluding stock-based compensation of $968,000, $297,000 and $0)	29,230	29,122	33,881
Selling, general and administrative (excluding stock-based compensation of $716,000, $239,000 and $0)	26,071	21,713	28,239
In-process research and development	—	16,340	—
Impairment of goodwill and other intangible assets	67,408	—	—
Restructuring, severance and other	4,293	1,470	1,700
Stock-based compensation	1,684	536	—

Total operating expenses	128,686	69,181	63,820

Operating income (loss)	(134,527)	(52,658)	32,958

Other income (expense):
Interest expense	(161)	(204)	(249)
Interest income	946	2,436	4,275
Other income (expense)	138	110	(2,830)

Total other income, net	923	2,342	1,196

Income (loss) before provision (benefit) for income taxes	(133,604)	(50,316)	34,154
Provision (benefit) for income taxes	—	(1,120)	2,025

Income (loss) before cumulative effect of change in accounting principle	(133,604)	(49,196)	32,129
Cumulative effect of change in accounting principle	—	—	(6,287)

Net income (loss)	$(133,604)	$(49,196)	$25,842

Basic net income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(4.69)	$(1.98)	$1.37
Cumulative effect of change in accounting principle	—	—	(0.27)

Basic net income (loss) per share	$(4.69)	$(1.98)	$1.10

Diluted net income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(4.69)	$(1.98)	$1.27
Cumulative effect of change in accounting principle	—	—	(0.25)

Diluted net income (loss) per share	$(4.69)	$(1.98)	$1.02

Weighted average number of shares outstanding:
Basic	28,500	24,894	23,444
Diluted	28,500	24,894	25,277

The accompanying notes are an integral part of these consolidated financial statements.

THERMA-WAVE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock		Additional	Treasury Stock		Note Receivable	Accumulated Other	Deferred
			Paid-In			from	Comprehensive	Stock-Based	Accumulated		Comprehensive
	Shares	Amount	Capital	Shares	Amount	Stockholders	Income (Loss)	Compensation	Deficit	Total	Income (Loss)

Balance at March 31, 2000	23,646,878	$236	$226,199			$(241)	$(738)		$(125,971)	$99,485
Net income									25,842	25,842	$25,842
Currency translation adjustments							(725)			(725)	(725)

Comprehensive income											$25,117

Receipts from stockholders						29				29
Issuance of common stock	347,821	4	4,447							4,451

Balance at March 31, 2001	23,994,699	240	230,646	—	—	(212)	(1,463)	—	(100,129)	129,082
Net loss									(49,196)	(49,196)	$(49,196)
Currency translation adjustments							(327)			(327)	(327)

Comprehensive loss											$(49,523)

Repayment of notes receivable from stockholders						12				12
Issuance of common stock under ESPP	295,199	3	2,740							2,743
Issuance of common stock under stock option plan	132,434	1	875							876
Cancellation of time-vesting shares	(13,742)		(6)							(6)
Issuance of common stock for acquisition of Sensys	4,470,510	45	82,941							82,986
Issuance of common stock for the exercise of warrants	211,018	2	775							777
Deferred stock-based compensation			3,495					(3,495)		—
Amortization of deferred stock-based compensation								552		552

Balance at March 31, 2002	29,090,118	291	321,466	—	—	(200)	(1,790)	(2,943)	(149,325)	167,499
Net loss									(133,604)	(133,604)	$(133,604)
Currency translation adjustments							456			456	456

Comprehensive loss											$(133,148)

Repayment of notes receivable from stockholders						4				4
Repurchase of common stock				(447,500)	(938)					(938)
Issuance of common stock under ESPP	205,706	2	455	147,314	411					868
Issuance of common stock under stock option plan	24,246		136							136
Issuance of treasury stock for payment of consulting service	—		(40)	30,675	90					50
Issuance of common stock for the exercise of warrants	39,956		150							150
Adjustment to deferred stock-based compensation due to reduction in force			(119)					119		—
Amortization of deferred stock-based compensation								1,717		1,717

Balance at March 31, 2003	29,360,026	$293	$322,048	$(269,511)	$(437)	$(196)	$(1,334)	$(1,107)	$(282,929)	$36,338

The accompanying notes are an integral part of these consolidated financial statements.

THERMA-WAVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Years Ended March 31,

	2003	2002	2001

Operating activities:
Net income (loss)	$(133,604)	$(49,196)	$25,842
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,913	5,251	1,042
Amortization of intangible assets	1,497	682	451
Amortization of stock-based compensation	1,717	552	—
Provision for allowance for doubtful accounts, returns and allowance	(471)	928	(376)
In-process research and development	—	16,340	—
Deferred income taxes	—	5,459	(5,459)
Loss on disposal of property, plant and equipment	588	—	1,467
Impairment of goodwill and other intangible assets	67,409	—	—
Loss on abandonment of leased facilities	651	—	—
Inventory charge	9,605	12,217	—
Issuance of treasury stock in connection with payment of consulting service	50	—	—
Changes in assets and liabilities:
Accounts receivable	2,284	26,788	(18,572)
Inventories	2,926	1,166	(23,492)
Other assets	2,302	(2,110)	(1,402)
Accounts payable	(4,149)	(6,983)	2,436
Accrued and other liabilities	732	(28,383)	27,663

Net cash provided by (used in) operating activities	(42,550)	(17,289)	9,600

Investing activities:
Purchases of property and equipment	(1,464)	(4,364)	(11,988)
Sale (purchase) of short-term investments	12,575	7,275	(19,850)
Cash acquired upon Sensys acquisition	—	2,055	—
Purchase of patents and other	(946)	(927)	(478)
Restricted cash	(1,064)	—	—

Net cash provided by (used in) investing activities	9,101	4,039	(32,316)

Financing activities:
Principal payments under capital lease obligations	—	(66)	(514)
Proceeds from issuance of common stock	1,154	4,390	3,973
Repayment of notes receivable from stockholders	4	12
Purchase of treasury stock	(938)	—	—
Tax benefits from employee stock option plans	—	—	478
Repayment of long-term debt	(16)	—	—

Net cash provided by financing activities	204	4,336	3,937

Effect of exchange rates on cash	456	(327)	(696)

Net decrease in cash and cash equivalents	(32,789)	(9,241)	(19,475)
Cash and cash equivalents at beginning of year	46,484	55,725	75,200

Cash and cash equivalents at end of year	$13,695	$46,484	$55,725

Supplementary disclosures:
Cash paid for interest	$75	$134	$226

Cash paid for income taxes	$124	$577	$1,403

The accompanying notes are an integral part of these consolidated financial statements.

THERMA-WAVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Organization and Summary of Significant Accounting Policies

     Description of Business

      Therma-Wave, Inc. (the “Company”), a Delaware corporation, develops, manufactures, and markets process control metrology systems for use in the manufacture of semiconductors. These systems are based on our proprietary thermal wave and optical technologies. We market and sell our products worldwide to major semiconductor manufacturers.

     Basis of Presentation

      The consolidated financial statements include the accounts of Therma-Wave, Inc. and its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated. Our fiscal year is a 52 to 53-week year ending on the Sunday closest to March 31 of each year. Fiscal years 2003, 2002 and 2001 ended on March 30, 2003, March 31, 2002 and April 1, 2001, respectively. For convenience, the accompanying financial statements have been presented as March 31 of each fiscal year.

     Liquidity

      The Company has incurred substantial losses and experienced negative cash flows since fiscal 2000 and had an accumulated deficit of $282.9 million at March 31, 2003.

      To conserve cash, the Company has implemented cost cutting measures, and in September 2002, implemented a restructuring program. In addition, in June 2003, the Company entered into a new Loan and Security Agreement with Silicon Valley Bank replacing the agreement with Comerica Bank. The new agreement includes a $5.0 million domestic line of credit, including a sub-limit of $5.0 million for letters of credit, and a $10.0 million EXIM Bank guaranteed revolving line of credit, subject to certain restrictions in the borrowing base based on eligibility of receivables and inventory. The new bank credit facility allows the Company to borrow money under the domestic line bearing interest at the SVB prime rate plus 1.50% floating. The EXIM revolving line allows the Company to borrow money at SVB prime rate plus 1.75% floating. The Company may request advances in an aggregate outstanding amount not to exceed the lesser of $15.0 million total under the two lines or the borrowing base, in each case minus the aggregate face amount of outstanding letters of credit, including any drawn but unreimbursed letters of credit. The Company’s borrowings under the SVB and EXIM guaranteed credit facilities are secured by substantially all of the Company’s assets. The credit facilities mature on June 13, 2004.

      On September 16, 2003, the Company sold 5.8 million shares of common stock for $2.20 per share in a private placement. Net proceeds from the transaction were approximately $11.8 million. However, the Company may need to raise additional funds to finance its activities next year and beyond through public or private equity or debt financings, the formation of strategic partnerships or alliances with other companies or through bank borrowings with existing or new banks. The Company may not be able to obtain additional funds on terms that would be favorable to its stockholders and the Company, or at all. If liquidity problems should arise, the Company will, as a last resort, take measures to reduce operating expenses such as reducing headcount or cancelling research and development projects.

      The Company believes, based on its ability to implement the aforementioned measures, and with the combination of existing cash resources, including the funds raised in September 2003, together with our lines of credit, that it will have liquidity sufficient to meet its operating, working capital and financing needs for the next twelve months.

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Revenue Recognition

      Effective April 1, 2000, we changed our method of accounting for revenue recognition in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, or SAB 101, “Revenue Recognition in Financial Statements.” Historically, revenues from systems and spare parts were generally recognized at the time of shipment. Revenues on service contracts are deferred and recognized on a straight-line basis over the period of the contract. Estimated contractual warranty obligations are recorded when related sales are recognized. Under SAB 101, equipment sales are accounted for as multiple-element arrangement sales that require the deferral of a significant portion of revenues in the amount of the greater of fair market value of installation and a percentage of payment subject to final acceptance. The total revenues are allocated to each component of the multiple-element arrangement. Revenues on each element are recognized when the contractual obligations have been performed, title and risk of loss have passed to the customer, collectibility of the sales price has been reasonably assured and customer final acceptance has been obtained if applicable.

      Freight terms of all standard product sales are FOB shipping point unless otherwise negotiated and agreed in written form between our customers and us. Shipments typically are made in compliance with shipment requirements specified in our customer’s purchase order.

      Revenue on new products is recognized upon customer final acceptance. Where the customer has the right to return the product, the revenue is not recognized until all of the following conditions have been evidenced after the customer’s purchase order has been fulfilled: the right of return has expired and any potential returns would require authorization by our company under warranty provisions; the price of the sales is fixed or determinable; the payment terms are fixed and enforceable and collectibility is reasonably assured.

     Change in Accounting Principle

      In accordance with guidance provided in SAB 101, we recorded $6.3 million (net of income tax benefit of $401,000), or $0.25 per diluted share, as the cumulative effect of the change in accounting principle as of the beginning of the 2001 fiscal year.

      Deferred revenues as of April 1, 2000 were $10.9 million. This amount consisted of deferred service revenues as well as $9.4 million of equipment revenues that were deferred from previous years under SAB 101. During the years ended March 31, 2003, 2002 and 2001, we recognized $0.7 million, $1.6 million and $6.9 million, respectively, out of the $9.4 million revenues that were included in the cumulative effect adjustment as of April 1, 2000. As of March 31, 2003, $240,000 out of the $9.4 million remained in the deferred revenue balance.

     Concentration of Credit Risk/Major Customers

      We sell our products to major semiconductor manufacturing companies throughout the world. We perform continuing credit evaluations of our customers and, generally, do not require collateral. Letters of credit may be required from our customers in certain circumstances. Sales to customers representing 10% or more of net revenues were as follows:

	Percentage of Net Revenues

	Fiscal Years Ended March 31,

Customer	2003	2002	2001

A	13%	24%	22%
B	—%	13%	—%
C	—%	12%	13%

      Accounts receivable from two customers accounted for approximately 16% and 10%, respectively, of total accounts receivable at March 31, 2003. Accounts receivable from two customers accounted for approximately 17% and 16%, respectively, of total accounts receivable at March 31, 2002.

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Certain of the components and subassemblies included in our systems are obtained from a single source or a limited group of suppliers. Although we seek to reduce dependence on those sole and limited source suppliers, the partial or complete loss of certain of these sources could have at least a temporary adverse effect on our results of operations and damage customer relationships. Further, a significant increase in the price of one or more of these components could adversely affect our results of operations.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Foreign Currency Translations and Transactions

      We have determined that the functional currency of our foreign operations is the local currency. The accumulated effects of foreign translation rate changes related to net assets located outside the United States are included as a component of stockholders’ equity. Foreign currency transaction gains (losses) are included in other income and expense in the accompanying consolidated statements of operations and amounted to $(5,000), $(31,000) and $3,000 for the years ended March 31, 2003, 2002 and 2001, respectively.

Cash and Cash Equivalents

      We maintain our cash in depository accounts, money market accounts and commercial paper with several financial institutions. We consider all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Short-Term Investments

      In fiscal year 2003, all investments were made in commercial paper or municipal bonds and were held to maturity. Therefore there were no unrealized gains or losses. We also have certain money market and mutual fund investments classified as trading securities included in Other Assets that are part of a deferred compensation plan. Trading securities are reported at fair value with unrealized gains and losses, interest and dividends included in interest income (expense).

Restricted Cash

      At March 31, 2003, the Company had $1.1 million restricted cash invested in a certificate of deposit. This restricted cash is pledged as a deposit for financed insurance premiums. At March 31, 2002, the Company had no restricted cash.

Inventories

      Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. During the years ended March 31, 2003, 2002 and 2001, respectively, we recorded charges of $9.6 million, $12.2 million and $0, respectively, associated with additional inventory reserves for obsolete and excess inventories. The charges were included in cost of revenues. In fiscal 2003, the $9.6 million charge was offset by the reserve release of $1.0 million for sales of previously reserved inventory.

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

      Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the shorter of the assets’ useful lives or lease terms. Depreciation and amortization expense on property and equipment for fiscal years 2003, 2002 and 2001 was $5.9 million, $5.3 million and $1.0 million, respectively.

Goodwill and Other Intangible Assets

      We obtained certain intangible assets in the acquisition of Sensys Instruments Corporation, or Sensys. These intangible assets include developed technology, development contract and trade name and are being amortized on a straight-line basis over the estimated useful lives of two to five years. We have adopted Statement of Financial Accounting Standards No. 142, or SFAS No. 142, “Goodwill and Other Intangible Assets.” We conducted impairment reviews of goodwill and other intangible assets in fiscal 2003. As a result of the reviews, we wrote off $65.9 million for goodwill, $576,000 for developed technology, $174,000 for a development contract and $793,000 for trade name intangible assets in fiscal 2003. For fiscal 2003 we recorded intangible asset amortization expense of $0.9 million. (See Note 11.)

Long-Lived Assets

      We review for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. As part of the cost reduction efforts in fiscal 2003, the Company abandoned two of its leased facilities. Leasehold improvements for the abandoned facilities and fixed assets disposed along with the restructuring totaling $513,000 were written off in the fourth quarter of fiscal 2003 as it was determined that the carrying amount of these assets exceeded the estimated future cash flows from the use of these assets.

Research and Development Expenses

      Expenditures for research and development are expensed as incurred.

Stock-Based Compensation

      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, “Accounting for Stock-Based Compensation.” As allowed by the provisions of SFAS No. 123, the Company has continued to apply Accounting Principles Board Opinion No. 25 in accounting for its stock option plans and, accordingly, does not recognize compensation cost because the exercise price of stock options equals the market price of the underlying stock at the date of option grant. The Company adopted the disclosure provisions of SFAS No. 123. In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB No. 25.” The Company has adopted the provisions of FIN 44, and such adoption did not materially impact the Company’s results of operations. In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure.” The statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company has adopted the disclosure provisions of SFAS No. 148.

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Had compensation costs been determined based upon the fair value at the grant date for awards under the stock option plans and employee stock purchase plans, consistent with the methodology prescribed under SFAS No. 123, our pro forma net income (loss) and pro forma net income (loss) per share under SFAS No. 123 would have been:

	Fiscal Years Ended March 31,

	2003	2002	2001

Net income (loss) (in thousands)
As reported	$(133,604)	$(49,196)	$25,842
Add: Stock-based employee compensation expense included in the determination of net income (loss), as reported	1,717	552	—
Deduct: Stock-based employee compensation expense determined using fair value method	(6,233)	(7,508)	(4,952)

Pro forma net income (loss)	$(138,120)	$(56,152)	$20,890

Basic net income (loss) per share
As reported	$(4.69)	$(1.98)	$1.10
Pro forma	$(4.85)	$(2.26)	$0.89
Diluted net income (loss) per share
As reported	$(4.69)	$(1.98)	$1.02
Pro forma	$(4.85)	$(2.26)	$0.83

Income Taxes

      We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Net Income (Loss) Per Share

      We have adopted the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”). SFAS No. 128 requires us to report both basic net income (loss) per share, which is based on the weighted-average number of common shares outstanding excluding contingently issuable or returnable shares such as unvested common stock or shares that contingently convert into common stock upon certain events, and diluted net income (loss) per share, which is based on the weighted average number of common shares outstanding and dilutive potential common shares outstanding.

Comprehensive Income (Loss)

      The Company’s comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments and is presented in the statement of stockholders’ equity. At March 31, 2003 and 2002, the accumulated other comprehensive loss was $1.3 million and $1.8 million, respectively, consisting of currency translation adjustments.

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advertising Costs

      We expense advertising and promotional costs, which are not material, as they are incurred.

Recently Issued Accounting Standards

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective beginning the second quarter of fiscal 2004. The Company believes that the adoption of this standard will have no material impact on its consolidated financial statements.

      In November 2002, the FASB issued FASB Interpretation No. 45, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this standard had no material impact on the Company’s financial statements.

      In January 2003, the FASB issued FASB Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which addresses consolidation by business enterprises of variable interest entities, or VIEs, either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. FIN 46 is effective immediately for all VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied effective in the annual period ending after December 15, 2003. We do not expect the adoption of this interpretation to have a material impact to our results of operations or financial position. However, changes in our business relationships with various entities could occur which may impact our financial statements under the requirements of FIN 46.

      In November 2002, the EITF reached a consensus on Issue 00-21, “Multiple-Deliverable Revenue Arrangements.” EITF 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The consensus mandates how to identify whether goods or services or both which are to be delivered separately in a bundled sales arrangement should be accounted for separately because they are “separate units of accounting.” The guidance can affect the timing of revenue recognition for such arrangements, even though it does not change rules governing the timing or patterns of revenue recognition of individual items accounted for separately. The final consensus will be applicable to agreements entered into in fiscal years beginning after June 15, 2003 with early adoption permitted. Additionally, companies will be permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, “Accounting Changes.” The Company is assessing the potential impact of this guidance, but at this point does not believe the adoption of EITF 00-21 will have a material impact on its financial position or results of operations.

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.   Balance Sheet Components

	March 31,

	2003	2002

	(In thousands)
Inventory:
Purchased materials	$2,459	$11,172
Systems in process	11,340	12,657
Finished systems	8,347	10,848

Total inventory	$22,146	$34,677

Property and equipment:
Laboratory and test equipment	$9,220	$9,037
Office furniture and equipment	10,536	11,015
Machinery and equipment	1,729	1,830
Leasehold improvements	8,414	10,571

Total property and equipment, gross	29,899	32,453
Accumulated depreciation and amortization	(20,895)	(18,412)

Total property and equipment, net	$9,004	$14,041

Accrued liabilities:
Accrued compensation and related expenses	$3,417	$3,527
Accrued warranty costs	983	1,777
Commissions payable	354	803
Income tax payable	4,890	4,903
Other accrued liabilities	5,945	4,973

Total accrued liabilities	$15,589	$15,983

3.   Net Income (Loss) Per Share

      The following tables set forth the computation of net income (loss) per share of common stock:

	Fiscal Years Ended March 31,

	2003	2002	2001

Numerator (in thousands):
Net income (loss)	$(133,604)	$(49,196)	$25,842
Denominator (in thousands):
Weighted average shares outstanding used for basic income (loss) per share	28,500	24,894	23,444
Common stock subject to repurchase	—	—	333
Dilutive stock options	—	—	1,500

Weighted average shares outstanding used for diluted income (loss) per share	28,500	24,894	25,277

      The following table summarizes securities outstanding (in thousands), in absolute number, as of each period end which were not included in the calculation of diluted net income (loss) per share since their inclusion would be anti-dilutive.

	March 31,

	2003	2002	2001

Common stock subject to repurchase (unvested)	—	105	—
Common stock held in escrow	541	541	—
Stock options	5,756	5,016	948
Warrants	79	118	—

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The stock options outstanding at March 31, 2003, 2002 and 2001 that we excluded from the above calculation, had a weighted average exercise price of $8.27, $11.46 and $15.89, respectively. The warrants outstanding at March 31, 2003 that we excluded from the above calculation, had a weighted average exercise price of $3.68.

4.   Financing Arrangements

     Bank Credit Facility

      We had a $13.5 million loan and security agreement with Comerica Bank which allowed us to borrow money bearing interest at a floating rate per annum equal to the prime rate for our prime rate advances or at a rate per annum equal to LIBOR plus 2.0% for our LIBOR rate advances under the agreement. We could request advances in an aggregate outstanding amount not to exceed the lesser of $13.5 million or the Borrowing Base, in each case minus the aggregate face amount of outstanding letters of credit, including any drawn but unreimbursed letters of credit. Our borrowings under the Comerica bank credit facility were secured by substantially all of our assets. The Comerica bank credit facility was scheduled to mature on June 30, 2004. As of March 31, 2003, due to the violation of the financial covenants related to the bank credit facility, we only maintained two standby letters of credit totaling $3.65 million as required by the lease agreements on our buildings. An amendment to the bank credit facility agreement was entered into as of May 6, 2003, but was limited to the larger of a borrowing base amount or $7.0 million.

5.   Income Taxes

      The domestic and foreign components of income (loss) before provision (benefit) for income taxes and cost of accounting change are as follows (in thousands):

	Fiscal Years Ended March 31,

	2003	2002	2001

Domestic	$(133,142)	$(47,829)	$32,994
Foreign	(462)	(1,367)	1,160

Total	$(133,604)	$(49,196)	$34,154

      The components of the provision (benefit) for income taxes are as follows (in thousands):

	Fiscal Years Ended March 31,

	2003	2002	2001

Current:
Federal	$—	$(6,579)	$7,118
State	—	—	(129)
Foreign	—	—	495

	—	(6,579)	7,484

Deferred:
Federal	—	5,459	(5,459)
State	—	—	—
Foreign	—	—	—

	—	5,459	(5,459)

Total	$—	$(1,120)	$2,025

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A reconciliation between the U.S. federal statutory rate and the effective tax rate reflected in the statements of operations is as follows:

	Fiscal Years Ended March 31,

	2003	2002	2001

Provision at federal statutory rate	35.0%	35.0%	35.0%
State taxes	2.8	0.4	1.0
Foreign sales corporation	—	—	(3.3)
Tax credits	—	—	(11.1)
Change in valuation allowance	(19.5)	(25.7)	(16.3)
Non-deductible expenses	(18.1)	(11.3)	0.4
Other	(0.2)	3.8	0.3

Total	0.0%	2.2%	6.0%

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	March 31,

	2003	2002

Deferred tax assets:
Accrued costs and expenses	$18,361	$12,775
Depreciation and amortization	1,033	1,427
Other	1,367	—
Net operating loss and tax credits carry-forwards	27,982	12,416

Total gross deferred tax assets	48,743	26,618
Less: valuation allowance	(47,055)	(24,146)

Total deferred tax assets	1,688	2,472

Deferred tax liabilities:
Non-goodwill intangible	(1,688)	(1,826)
Other	—	(646)

Net deferred tax liabilities	(1,688)	(2,472)

Total net deferred tax assets	$—	$—

      The net changes in the total valuation allowance for the years ended March 31, 2003 and 2002 were $22.9 million and $14.7 million, respectively. At March 31, 2002, management has recognized deferred tax assets equal to the deferred tax liability related to acquired non-goodwill intangibles.

      At March 31, 2003, we had federal and state net operating losses of $75.5 million and $13.6 million, respectively. The federal net operating losses will begin to expire in 2023, while the state net operating losses will begin to expire in 2008.

      Under the Internal Revenue Code Section 382, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

      At March 31, 2003, we had federal and state research and development tax credits of $558,000 and $800,000, respectively. The federal research and development tax credits will begin to expire in 2012, while the state research tax credits may be carried forward indefinitely.

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.   Business Combinations

      On January 16, 2002, we issued approximately 4.47 million shares of our common stock in exchange for all outstanding common and preferred shares of Sensys. The results of Sensys’ operations have been included in the consolidated financial statements since that date. Sensys was founded in 1996 to develop and market advanced process control metrology products that can be integrated into semiconductor processing equipment. These products are aimed at improving the productivity of this equipment in semiconductor fabs. Sensys has established positions at several leading process equipment suppliers for lithography, CMP, etch and CD-SEM equipment. The Sensys acquisition further strengthens our position in this important emerging market segment. Sensys’ business operations have been fully integrated with Therma-Wave’s Integra product lines, including the iX-SE, to form our integrated metrology offering.

      The total purchase price for this acquisition was $88.3 million, consisting of approximately 4.47 million shares of common stock with a fair value of $72.8 million, assumed stock options to purchase 608,151 shares of common stock with a fair value of $9.1 million, assumed warrants to acquire 329,490 shares of common stock with a fair value of $4.6 million, and transaction costs, consisting of investment advisory, legal and other professional service fees, of $1.85 million. Common stock was valued at $16.28 per share using the Company’s average stock price for the five-day period around January 15, 2002. Stock options were valued using the Black-Scholes option pricing model, applying a weighted average expected life of five years, a weighted average risk-free rate of 4.5%, an expected dividend yield of zero percent, a volatility of 90% and a deemed fair value of $16.28 per share. The intrinsic value of these options, totaling approximately $3.5 million, has been recorded as deferred stock-based compensation. Warrants were valued using the Black-Scholes option pricing model, applying the remaining contractual life of 3.6 years, a weighted average risk-free rate of 4.5%, an expected dividend yield of zero percent, a volatility of 90% and a deemed fair value of $16.28 per share.

      The purchase price allocation is as follows (in thousands):

	Amount	Useful Life

Fair value of net liabilities assumed	$(1,840)	—
In-process research and development	16,340	—
Developed technology	890	2 years
Development contract	2,590	5 years
Trade name	990	5 years
Unearned stock compensation	3,495	4 years
Goodwill	65,865	—

Total purchase price	$88,330

      The fair values of Sensys’ net assets as of the acquisition date were (in thousands):

Amount

Cash	$2,055
Accounts receivable, net	2
Inventory	879
Other current assets	394
Fixed assets	450
Accounts payable	(733)
Other current liabilities	(4,879)
Long-term liabilities	(8)

$(1,840)

      The allocation of the consideration for the acquisition of Sensys to its individual assets and liabilities was based on management’s analysis and estimates of the fair values of the acquired assets and liabilities. In addition to the value assigned to IPR&D projects, and Sensys’ tangible assets, specific intangible assets were

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

identified and valued. The identifiable assets included a development contract, trade name, and then-existing developed technology.

      IPR&D consisted of those products not yet proven to be technologically feasible but developed to a point where there was value associated with them in relation to potential future revenue. Because technological feasibility was not yet proven and no alternative future uses were believed to exist for the in-process technologies, the assigned value was expensed immediately upon the closing date of the acquisition.

      The value of IPR&D was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below. A discount rate of 40% was used which is higher than the industry average due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility.

      The projects included in purchased IPR&D, the percent completed and the value assigned to each project were as follows (in thousands):

	Estimate of	Value
	Percent Completed	Assigned

IPR&D:
Compact CD-i	22%	$14,180
Standalone Capabilities	30%	2,160

Total IPR&D		$16,340

      During fiscal 2003, we invested about $1 million in the above IPR&D projects. We shipped several units of both CCD-I and standalone tools to TEL and other leading semiconductor equipment suppliers. We also received multiple unit orders from TEL for shipment in fiscal 2004.

      The following unaudited pro forma information is presented to illustrate the effects of the acquisition on the historical financial position and operating results of Therma-Wave and Sensys using the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma information is based upon the historical financial statements of the respective companies. The unaudited pro forma information for the twelve months ended March 31, 2001 assumes the acquisition took place as of April 1, 2000 and combines results from Therma-Wave’s consolidated statement of operations for the twelve months ended March 31, 2001 and Sensys’ statement of operations for the twelve months ended March 31, 2001. The unaudited pro forma information for the twelve months ended March 31, 2002 assumes the acquisition took place as of April 1, 2001 and combines results from Therma-Wave’s consolidated statement of operations for the twelve months ended March 31, 2002 and Sensys’ unaudited statement of operations for the period from April 1, 2001 through January 16, 2002, the date of completion of the acquisition.

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Twelve Months Ended March 31,

	2002		2001

	Pro Forma	As Reported	Pro Forma	As Reported

Net revenues	$84,234	$81,937	$198,688	$198,199
Gross profit	16,729	16,523	95,718	96,778
Operating income (loss)	(62,365)	(52,658)	26,145	32,958
Net income (loss) before cumulative effect of change in accounting principle	(59,399)	(49,196)	25,161	32,129
Net income (loss)	$(59,399)	$(49,196)	$18,874	$25,842

Net income (loss) per share:
Basic	$(2.12)	$(1.98)	$0.69	$1.10
Diluted	$(2.12)	$(1.98)	$0.62	$1.02
Weighted average common shares outstanding:
Basic	28,024	24,894	27,374	23,444
Diluted	28,024	24,894	30,522	25,277

      The unaudited pro forma information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Therma-Wave would have been had the acquisition occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

7.   Commitments and Contingencies

      We lease our facilities under non-cancellable operating leases that require us to pay maintenance and operating expenses, such as taxes, insurance and utilities. We are required pursuant to the terms of facility leases to maintain two standby letters of credit totaling $3.65 million.

      Rent expense was approximately $2.7 million, $2.3 million and $2.2 million for the fiscal years ended March 31, 2003, 2002 and 2001, respectively. At March 31, 2003, future minimum lease payments under non-cancellable operating leases are as follows (in thousands):

Fiscal Year	Operating Leases

2004	$2,904
2005	2,474
2006	1,844
2007	534
2008	555
Thereafter	93

Total future minimum lease payments	$8,404

     Indemnification

      We indemnify some of our suppliers and customers for specified intellectual property rights pursuant to certain parameters and restrictions. The scope of these indemnities varies, but in some instances includes indemnification for damages and expenses (including reasonable attorney fees) related to any misuse by us of the intellectual property. No amounts have been accrued in respect of the indemnification provisions at March 31, 2003, nor have we incurred any losses under such indemnification during the periods covered in this report.

     Legal Proceedings

      On April 22, 2002, we filed a patent infringement suit against Boxer Cross Inc. in the United States District Court, Northern District of California. The suit alleges that Boxer Cross’ BX-10 product infringes

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain patents held by Therma-Wave related to ion implant monitoring. Two of the asserted patents were previously found to be valid and infringed in a suit filed against Jenoptik, AG, in 1994. The earlier court rulings led to Jenoptik’s withdrawal from the U.S. market. On June 7, 2002, Boxer Cross filed its amended answer and counterclaims to our complaint and asserted various affirmative defenses to our claims of patent infringement. The pleading also contained various counterclaims including allegations that Therma-Wave’s Therma-Probe product infringed upon certain patents owned by Boxer Cross and also raised claims of misappropriation of trade secrets, tortious interference with contract, unfair competition and unfair business practices. We replied to Boxer Cross’s counterclaims, denying the material allegations and asserting declaratory judgment counterclaims. On December 9, 2002, the court held a Markman claim construction hearing on our patents-in-suit. The court has not yet issued its ruling. No discovery deadline or trial date has been set. On April 29, 2003, Applied Materials announced that it had acquired all of the outstanding stock of Boxer Cross. We believe that the outcome from this matter, even if adverse to us, would not have a material adverse effect on our financial condition or results of operations.

      On December 28, 2001, Sensys was named in a patent infringement suit filed by KLA-Tencor Corporation. KLA-Tencor alleged that it patented an aspect of the integrated metrology technology that Sensys used in its integrated product family. KLA-Tencor was seeking damages and an injunction to stop the sale of the equipment they alleged used this aspect. In the quarter ended December 29, 2002, we settled this patent lawsuit with KLA-Tencor. As part of the settlement, KLA-Tencor agreed that it would not assert a claim for infringement against the product that Sensys is currently selling.

      There are currently no other material legal proceedings pending against us. We may be required to initiate additional litigation in order to enforce any patents issued to or licensed to us or to determine the scope and/or validity of a third party’s patent or other proprietary rights. In addition, we may be subject to additional lawsuits by third parties seeking to enforce their own intellectual property rights. Any such litigation, regardless of outcome, could be expensive and time consuming and, as discussed above in the prior risk factor, could subject us to significant liabilities or require us to cease using proprietary third party technology and, consequently, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

8.   Restructuring, Severance and Other Costs

      The following table summarizes the changes in restructuring, severance and other costs during fiscal 2003 in thousands:

	Liability as of				Liability as of
	March 31,			Non-Cash	March 31,
	2002	Provision	Utilization	Settlement	2003

Severance and workforce reduction	$184	$2,936	$(2,562)	$—	$558
Consolidation of excess facilities	—	673	(11)	—	662
Impairment of fixed assets	—	513		(513)	—
Other	117	171	(154)	—	134

Total	$301	$4,293	$(2,727)	$(513)	$1,354

     Severance and workforce reduction

      In September 2002, the Company reduced its workforce by approximately 115 employees across all function areas. The Company also implemented another reduction in force program in February 2003, where approximately 78 individuals were notified that their employment would cease in 60 days. Severance and related employee benefit costs related to the reduction in force amounted to $2.9 million, which have been or will be paid at the time of their separation. Included in the severance charge were approximately $421,000 of

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

severance expenses related to the change of the Company’s executive team and the management in its Taiwan branch. The Company anticipates that the accrued liability at March 31, 2003 of $0.6 million will be paid out in the next six months.

      During fiscal year 2002, we announced and implemented reduction in force programs aimed at bringing operating expenses in line with our operating environment during the period. All terminated employees were notified of their severance and related benefits at the time the programs were announced. The programs resulted in a reduction of approximately 130 employees primarily involved in customer service and manufacturing positions.

      In the last quarter of fiscal year 2001, we recorded a $1.7 million severance charge in connection with the retirement of our former chairman and Chief Technical Officer, Allan Rosencwaig. All obligations were fulfilled in the fiscal year ended March 31, 2003.

     Consolidation of excess facilities

      The Company incurred a $0.7 million restructuring charge in fiscal 2003 for two excess facilities leased by Sensys in Santa Clara, California. The remaining lease obligations on vacated facilities that are non-cancellable, net of the income from subleasing these facilities, are estimated to be approximately $0.7 million. The income from subleasing these facilities is estimated based upon current comparable rates for leases in the applicable market. If facilities rental rates decrease in the market, or if it takes longer than expected to sublease these facilities, the actual loss could exceed this estimate. The Company anticipates that the accrued liability at March 31, 2003 of $0.7 million will be paid out in the next three years.

     Impairment of fixed assets

      During fiscal 2003, restructuring costs related to abandoned property and equipment amounted to $0.5 million, which represented the net book value of fixed assets as of March 31, 2003 relating to the consolidation of Sensys operation into the Company’s Fremont, California facility. The fixed assets included in the restructuring charges were removed from service prior to March 31, 2003.

     Other

      Some costs related to reduction in force programs such as security service, hotel, counseling service and COBRA were included in the above table as “Other.” During fiscal year 2003, other costs related to reduction in force programs amounted to $0.2 million. The Company anticipates that the $0.1 million accrued liabilities related to other costs of workforce reduction will be paid out in the next six months.

9.   Warranty Accrual

      At the time of revenue recognition, we provide an accrual for estimated costs to be incurred pursuant to our warranty obligation. Our estimate is based primarily on historical experience. Changes in the warranty accrual during fiscal 2003 are summarized in thousands as follows:

	Balance	Provision for	Settlement of	Balance
	March 31,	Warranty Issued	Pre-Existing	March 31,
	2002	During the Period	Warranties	2003

Warranty accrual	$1,777	$937	$(1,731)	$983

10. Treasury Stock

      On August 1, 2002, the Company’s Board of Directors announced a stock repurchase program for the repurchase of up to 1 million shares of Therma-Wave’s common stock. During the year ended March 31, 2003, the Company repurchased 447,500 shares of common stock at an average price of $2.10 per share, of

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which 147,314 shares were reissued under our Employee Stock Purchase Plan. The Company has 269,511 shares of common stock in treasury as of March 31, 2003. These shares are to be used for various purposes, including, without limitation, satisfying stock option exercises and employee stock purchase plan requirements. The repurchase program is currently suspended but at any time and from time to time may be reactivated without prior notice.

11. Goodwill and Other Intangible Assets

      In fiscal 2003, the Company adopted Statement of Financial Accounting Standards No. 142 (SFAS No. 142), “Goodwill and Other Intangible Assets.” SFAS No. 142 supersedes Accounting Principles Board Opinion No. 17, “Intangible Assets,” and discontinues the amortization of goodwill. Our adoption of SFAS No. 142 did not result in reclassifications between goodwill and intangible assets, impairment charges or changes in the useful lives of amortizable intangible assets. Intangible assets include developed technology, development contract and trade name and are being amortized on a straight-line basis over the original estimated useful lives of two to five years.

      Due to current operating losses, the absence of positive cash flows, recent significant declines in our common stock price and uncertainties resulting from the duration and severity of the industry downturn, we assessed the recoverability of the intangible assets related to the Sensys acquisition subject to amortization in accordance with SFAS No. 144 and tested goodwill related to the Sensys acquisition for impairment in accordance with SFAS No. 142 during the quarter ended September 30, 2002. Based upon our projection of significantly reduced future cash flows related to Sensys products, an impairment expense of $576,000 was recognized for developed technology, $174,000 for development contract and $362,000 for trade name intangible assets in the quarter ended September 30, 2002. In addition, during the fourth quarter ended March 31, 2003, we recognized an additional impairment charge of $431,000 related to trade name intangible assets. The impairment test under SFAS No. 142 was based on a two-step process involving: 1) comparing the estimated fair value of the related reporting unit to its net book value, and 2) comparing the estimated implied fair value of goodwill to its carrying value. As a result of the test, we wrote down goodwill assets by $65.9 million in the quarter ended September 30, 2002.

      The fair market value of intangible assets after the impairment adjustments is being amortized on a straight-line basis over the remaining estimated useful lives. Components of intangible assets were as follows (in thousands):

	March 31, 2003		March 31, 2002

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Goodwill and intangible assets, net
Developed technology	$314	$(314)	$890	$(92)
Development contract	2,415	(604)	2,590	(107)
Trade name	197	(197)	990	(40)

Intangible assets, net	2,926	(1,115)	4,470	(239)
Goodwill	—	—	65,865	—

Total goodwill and intangible assets, net	$2,926	$(1,115)	$70,335	$(239)

      Amortization of intangible assets was $876,000, $239,000 and $0 for the fiscal years ended March 31, 2003, 2002 and 2001, respectively.

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. Stockholders’ Equity

     Common Stock

      On January 16, 2002, we issued approximately 4.47 million shares of common stock to the former shareholders of Sensys in connection with the Sensys acquisition, of which 540,724 shares are being held in escrow for a period of 18 months and during that time are used to satisfy certain working capital adjustments and indemnification claims.

     Stock-Based Compensation

      We have elected to follow Accounting Principles Board Opinion No. 25, or APB No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for our employee stock awards because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) requires use of option valuation models for use in valuing employee stock options. Under APB No. 25, when the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      Stock Options. During fiscal year 1998, we adopted several stock option plans (the “1997 Plans”) whereby the Board of Directors may have granted incentive stock options and non-statutory stock options to employees, directors or consultants.

      In connection with the initial public offering, we adopted the 2000 Equity Incentive Plan, whereby the Board of Directors may grant incentive stock options and non-statutory stock options to employees, directors or consultants. No future grants became available under the 1997 Plans upon the effectiveness of the 2000 Equity Incentive Plan. We have reserved (1) 3,300,000 shares of common stock (2) any shares returned to the 1997 Plans as a result of termination of options and (3) annual increases to be added on the date of each annual meeting of stockholders commencing in 2000 equal to 1.0% of the outstanding shares of common stock, or such lesser amount as may be determined by the Board of Directors, for issuance under the 2000 Equity Incentive Plan.

      Vesting provisions for stock options granted under our stock option plans are determined by the Board of Directors. Unless the Board of Directors specifically determines otherwise at the time of the grant, the option shall vest 25% on first anniversary of the grant and then prorated portion to vest monthly thereafter for the remaining thirty-six months, i.e., one forty-eighth (2.083%) per month from the date of grant, beginning with stock options granted on April 30, 2002. Prior to April 30, 2002, options vested 25% on each of the first four anniversaries from the date of grant. Stock options expire ten years from the date of grant. Common shares issued on exercise of options prior to vesting are subject to repurchase if the holder is no longer employed by us.

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of our stock option activity, and related information for the years ended March 31, 2003, 2002 and 2001 are as follows:

		Options Outstanding

			Weighted
		Number of	Average Exercise
	Shares Available	Shares	Price Per Share

Balance at March 31, 2000	462,615	2,892,481	$8.84
Authorization	3,236,728	—	—
Granted	(1,348,425)	1,348,425	20.45
Exercised	—	(92,316)	6.38
Cancelled	228,817	(464,623)	14.19

Balance at March 31, 2001	2,579,735	3,683,967	12.48
Authorization	241,241	—	—
Granted	(2,036,810)	2,036,810	10.00
Exercised	—	(132,434)	6.62
Cancelled	572,250	(572,250)	13.95

Balance at March 31, 2002	1,356,416	5,016,093	11.46
Authorization	292,107	—	—
Granted	(1,790,828)	1,790,828	1.39
Exercised	—	(24,246)	5.42
Cancelled	1,026,318	(1,026,318)	11.82

Balance at March 31, 2003	884,013	5,756,357	8.27

      The following table summarizes information about stock options outstanding as of March 31, 2003:

	Options Outstanding			Options Exercisable

	Weighted
	Average				Weighted
	Remaining		Weighted		Average
	Contractual	Shares	Average	Number of	Exercise Price
	Life (years)	Outstanding	Exercise Price	Shares	Per Share

Range of exercise prices:
$0.39-$4.00	8.78	2,327,953	$1.42	441,448	$2.66
$6.00-$7.00	6.14	824,793	6.44	560,872	6.50
$7.78-$15.89	6.93	1,852,375	12.29	968,138	11.90
$18.25-$35.50	7.32	751,236	21.61	369,160	21.59

	7.61	5,756,357	8.27	2,339,618	10.39

      Pro forma information regarding net income (loss) and net income (loss) per share is required by SFAS No. 123, which also requires that the information be determined as if we have accounted for our employee stock options granted subsequent to March 31, 1996 under the fair value method. The fair value for these options was estimated using the Black-Scholes option pricing model.

      For the years ended March 31, 2003, 2002 and 2001, the fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	Fiscal Years Ended March 31,

	2003	2002	2001

Risk-free interest rate	3.6%	4.5%	5.7%
Dividend yield	—	—	—
Expected volatility	116%	90%	90%
Expected life in years	4.5	5	5
Per option fair value	$1.33	$11.61	$12.64

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Employee Stock Purchase Plan. In connection with the initial public offering, we also adopted the 2000 Employee Stock Purchase Plan, whereby employees may purchase shares of common stock, at a discounted price through payroll deductions or lump sum cash payments. We have reserved 1,500,000 shares of common stock for issuance under the 2000 Employee Stock Purchase Plan. A total of 353,020, 295,199 and 247,065 shares, respectively, of common stock have been issued under the 2000 Employee Stock Purchase Plan for the years ended March 31, 2003, 2002 and 2001, respectively.

      For the years ended March 31, 2003 2002 and 2001, the following weighted-average assumptions were used to determine the fair value of purchase rights under the 2000 Employee Stock Purchase Plan:

	Fiscal Years Ended
	March 31,

	2003	2002	2001

Risk-free interest rate	1.75%	4.5%	5.7%
Dividend yield	—	—	—
Expected volatility	136%	90%	90%
Expected life in years	1	1	1

      Deferred Stock-Based Compensation. In connection with the Sensys acquisition, we recognized unearned compensation of $3.5 million for stock options granted. Deferred stock-based compensation is amortized to expense over the vesting period using an accelerated method, and may decrease if employees terminate service prior to vesting. We recognized stock-based compensation of $1.7 million, $552,000 and $0 in fiscal 2003, 2002 and 2001, respectively.

      Warrants. In connection with the Sensys acquisition, we assumed 329,490 shares of warrants in January 2003. As of March 31, 2003, there were 78,516 shares of warrants outstanding with weighted average exercise price of $3.68 per share.

13. Related Party Transactions

      Ms. Talat Hasan, a member of our board of directors and former Senior Vice President of Therma-Wave and President and Chief Executive Officer of Sensys, is a general partner of Hitek Venture Partners Limited Partnership, or Hitek. Sensys, a wholly-owned subsidiary of Therma-Wave, leases from Hitek certain facilities occupied by Sensys in Santa Clara, California. For the years ended March 31, 2003 and 2002, Hitek received $298,000 and $45,000, respectively, from the lease of such facilities.

      Mr. David Aspnes, a member of our board of directors, is also an owner of Aspnes Associates, Inc. We use Aspnes Associates, Inc. for consulting service on various engineering projects and have paid $59,000 and $40,000 to Aspnes Associates, Inc. during fiscal 2003 and 2002, respectively.

      As of March 31, 2003, we had, in the aggregate, outstanding loans to current and former management of approximately $196,000, the proceeds of which were used to acquire our capital stock and $943,000 the proceeds of which were used to pay certain tax liabilities incurred by certain executives. The loans used to acquire our capital stock bear interest at the applicable federal rate in effect at the time. The loans used to pay certain tax liabilities do not bear interest. The individuals who owe us these amounts have pledged their Therma-Wave stock as security for the loans.

14. Retirement Plans

      We have a retirement plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. Discretionary company contributions accrued, which are based on achieving certain operating profit goals, were $0, $0 and $730,000 in fiscal 2003, 2002 and 2001, respectively.

      We allow our U.S.-based officers and director-level employees to defer a portion of their compensation under the Deferred Executive Compensation Plan. Plan participants self-direct their investments deferred

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under the plan. In the event the Company becomes insolvent, plan assets are subject to the claims of the general creditors. Since the inception of the plan, we have not made any matching or discretionary contributions to the plan. There are no plan provisions that provide for any guarantees or minimum return on investments. At March 31, 2003, there were approximately 20 participants in the plan and plan assets were approximately $1.1 million.

15. Segment Information

      We operate in one segment as we manufacture, market and service process control metrology systems within the semiconductor equipment market. All products and services are marketed in each geographic region in which we operate. Our current product offerings qualify for aggregation under SFAS No. 131 as our products are manufactured and distributed in the same manner, have similar long-term gross margins and are sold to the same customer base.

      Revenues in each geographic area are recognized according to our revenue recognition policy as described in Note 1 of Notes to Consolidated Financial Statements. Transfers and commission arrangements between geographic areas are at prices sufficient to recover a reasonable profit. Export sales were $35.4 million, $50.6 million and $117.3 million of the net sales in fiscal 2003, 2002 and 2001, respectively.

      The following is a summary of operations in geographic areas (in thousands). Other foreign areas include China, Taiwan, Israel and Korea, each of which is individually not material for separate disclosure.

				Other
	U.S.	Japan	U.K.	Foreign	Eliminations	Consolidated

Fiscal year ended March 31, 2001
Sales to unaffiliated customers	$190,288	$3,102	$1,871	$2,938	$—	$198,199
Transfers between geographic locations	(5,211)	2,023	1,107	2,787	(706)	—

Total net sales	$185,077	$5,125	$2,978	$5,725	$(706)	$198,199

Operating income	$31,896	$246	$54	$—	$762	$32,958
Long-lived assets	$20,050	$401	$43	$668	$—	$21,162
All other identifiable assets	173,835	2,935	2,801	2,394	(11,936)	170,029

Total assets	$193,885	$3,336	$2,844	$3,062	$(11,936)	$191,191

Fiscal year ended March 31, 2002
Sales to unaffiliated customers	$75,377	$2,192	$1,534	$2,834	$—	$81,937
Transfers between geographic locations	(1,945)	1,981	940	2,159	(3,135)	—

Total net sales	$73,432	$4,173	$2,474	$4,993	$(3,135)	$81,937

Operating income (loss)	$(50,465)	$(58)	$242	$(95)	$(2,282)	$(52,658)
Long-lived assets	$94,535	$330	$64	$647	$(6,716)	$88,860
All other identifiable assets	109,553	2,802	3,022	2,503	(5,094)	112,786

Total assets	$204,088	$3,132	$3,086	$3,150	$(11,810)	$201,646

THERMA-WAVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

				Other
	U.S.	Japan	U.K.	Foreign	Eliminations	Consolidated

Fiscal year ended March 31, 2003
Sales to unaffiliated customers	$41,039	$2,181	$2,220	$3,780	$—	$49,220
Transfers between geographic locations	(1,460)	986	800	1,588	(1,914)	—

Total net sales	$39,579	$3,167	$3,020	$5,368	$(1,914)	$49,220

Operating income (loss)	$(134,042)	$(116)	$(955)	$(21)	$607	$(134,527)
Long-lived assets	$21,350	$303	$44	$518	$(6,896)	$15,319
All other identifiable assets	60,183	2,333	1,430	2,749	(14,311)	52,384

Total assets	$81,533	$2,636	$1,474	$3,267	$(21,207)	$67,703

16. Quarterly Financial Data (Unaudited)

	Fiscal Year 2003					Fiscal Year 2002

	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year

Net revenues	$14,949	$10,945	$10,249	$13,077	$49,220	$37,821	$20,660	$11,054	$12,402	$81,937
Gross profit (loss)	3,078	(7,024)	16	(1,911)	(5,841)	17,672	7,921	1,532	(10,602)	16,523
Operating income (loss)	(11,624)	(90,399)	(13,347)	(19,157)	(134,527)	4,984	(3,910)	(11,354)	(42,378)	(52,658)
Net income (loss)	$(11,303)	$(89,886)	$(13,290)	$(19,125)	$(133,604)	$5,425	$(2,848)	$(10,967)	$(40,806)	$(49,196)

Net income (loss) per share:
Basic	$(0.40)	$(3.16)	$(0.47)	$(0.67)	$(4.69)	$0.23	$(0.12)	$(0.45)	$(1.48)	$(1.98)
Diluted	$(0.40)	$(3.16)	$(0.47)	$(0.67)	$(4.69)	$0.22	$(0.12)	$(0.45)	$(1.48)	$(1.98)